EXHIBIT 3

                         RESORTQUEST INTERNATIONAL, INC.

                                 LOCK-UP LETTER

                                                              May 20, 1998

SMITH BARNEY INC.
NATIONSBANC MONTGOMERY
   SECURITIES LLC
FURMAN SELZ, LLC.
c/o SMITH BARNEY INC.
388 Greenwich Street
New York, NY  10013


Dear Sirs and Mesdames:

     The undersigned understands that you and certain other firms propose to enter into an Underwriting Agreement (the "Underwriting Agreement") providing for the purchase by you and such other firms (the "Underwriters") of shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of ResortQuest International, Inc., a Delaware corporation (the "Company",) and that the Underwriters propose to reoffer the Shares to the public.

     In consideration of the execution of the Underwriting Agreement by the Underwriters, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that without the prior written consent of Smith Barney Inc. the undersigned will not (and, except as may be disclosed in the Prospectus, will not announce or disclose any intention to) sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase, or otherwise transfer or dispose of, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of one year after the date of the final Prospectus relating to the offering of the Shares to the public by the Underwriters. Prior to the expiration of such period, the undersigned will not announce or disclose any intention to do any thing after the expiration of such period which the undersigned is prohibited, as provided in the preceding sentence, form doing during such period. Notwithstanding the foregoing, the provisions of this letter shall apply only to Common Stock owned as of the date of the final Prospectus or acquired in the offering as Directed Shares (as that term is defined in the final Prospectus).

     The undersigned agrees that the provisions of this agreement shall be binding also upon the successors, assigns, heirs and personal representatives of the undersigned.

     It is understood that, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the


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Shares, you will release us from our obligations under this letter agreement.

                                                     Very truly yours,

                                                     /s/ Joshua M. Freeman
                                                     --------------------------
                                                     Name:    Joshua M. Freeman
                                                         -----------------------